Exhibit 23

Consent of Independent Registered Public Accounting Firm

Foot Locker Puerto Rico 1165(e) Plan Administrator:

We consent to the incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425, 333-33120, 333-41056, 333-41058, 333-74688, 333-99829, 333-111222, 333-121515, 333-144044, 333-149803, 333-167066, and 333-171523 on Form S-8 of Foot Locker, Inc. of our report dated June 15, 2012 with respect to the statements of net assets available for benefits of the Foot Locker Puerto Rico 1165(e) Plan as of December 31, 2011 and 2010, the statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2011, which report appears in this Annual Report of the Foot Locker Puerto Rico 1165(e) Plan on Form 11-K.

/s/ KPMG LLP

New York, New York

June 15, 2012